Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Wheeler Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees previously paid	Debt	6.00% Subordinated Notes due 2027	Rule 457(f)(1)	$50,438,272	(1)	N/A	$37,261,273.44	(2)	$0.00011020	$4,106.19
	Equity	Amended Series D Preferred Stock	Rule 457(f)(1)	1,049,746	(3)	N/A	$12,407,997.72	(4)	$0.00011020	$1,367.36
	Total Offering Amounts					$49,669,271.16
	Total Fees Previously Paid									$5,473.55
	Total Fee Offsets
	Net Fee Due									$—

(1)	Represents the maximum aggregate principal amount of 6.00% Subordinated Notes due 2027 (the “Exchange Notes”) of Wheeler Real Estate Investment Trust, Inc. (the “Company”) that may be issued to the holders of the Company’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) who tender their shares of the Series D Preferred Stock into the Exchange Offer (as defined in the Prospectus/Consent Solicitation).

(2)	Calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee for this offering, based on the average of the high and low prices of the Series D Preferred Stock, as reported on The Nasdaq Capital Market on October 26, 2022 ($11.82 per share), multiplied by the estimated maximum number of shares of the Series D Preferred Stock (3,152,392) that may be exchanged for the Exchange Notes being registered.

(3)	Represents the estimated maximum number of shares of the Series D Preferred Stock that may be amended pursuant to the Proposed Amendments (as defined in the Prospectus/Consent Solicitation), which may result in such Amended Series D Preferred Stock (as defined in the Prospectus/Consent Solicitation) being deemed a new security.

(4)	Calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, solely for the purpose of calculating the registration fee for this offering, based on the average of the high and low prices of the Series D Preferred Stock, as reported on The Nasdaq Capital Market on October 26, 2022 ($11.82 per share), multiplied by the estimated maximum number of shares of the Series D Preferred Stock that may be amended pursuant to the Proposed Amendments (1,049,746), which may result in such Amended Series D Preferred Stock being deemed a new security.